1. Name and Address of Reporting Person
   TUNNELL, T.R.
   2280 N. Greenville Avenue
   Richardson, TX 75082
2. Issuer Name and Ticker or Trading Symbol
   Fossil Inc. (FOSL)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   2/11/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock                       02/11/2003 G             -500        D      $0.0000                     D
Common Stock                       02/11/2003 G             -500        D      $0.0000    19143            D
Common Stock                       02/11/2003 G             500         A      $0.0000                     I <F1>      Custodian for
                                                                                                                       minor child
Common Stock                       02/11/2003 G             500         A      $0.0000    2000             I <F2>      Custodian for
                                                                                                                       minor child

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+
Stock Options  $3.7038                                              02/06/2007 Common                      4219     D
(Right to buy)                                                                 Stock
Stock Options  $3.963                                               12/02/2006 Common                      24000    D
(Right to buy)                                                                 Stock
Stock Options  $6.5                                                 01/12/2008 Common                      8598     D
(Right to buy)                                                                 Stock
Stock Options  $7.4584                                              10/25/2010 Common                      30000    D
(Right to buy)                                                                 Stock
Stock Options  $10.6667                                             02/02/2010 Common                      15000    D
(Right to buy)                                                                 Stock
Stock Options  $12.0278                                             02/12/2009 Common                      11250    D
(Right to buy)                                                                 Stock
Stock Options  $13.8334                                             01/14/2012 Common                      30000    D
(Right to buy)                                                                 Stock

Explanation of Responses:

<F1>
Shares owned by minor child
<F2>
Shares owned by minor child.

SIGNATURE OF REPORTING PERSON
/s/ T.R. TUNNELL

DATE
03/04/2003